Exhibit 10.92
Momentive Performance Materials Holdings LLC
2012 Long-Term Cash Incentive Plan

The objective of the 2012 Long-Term Cash Incentive Plan (the “Plan”) is to provide key associates employed by subsidiaries of Momentive Performance Materials Holdings LLC (the” Company”) with a performance based incentive program to drive the achievement of long-term business success.

I.	Eligibility to Participate

Participants are selected based on the scope of their responsibility and contribution in building value for the total enterprise. Participants are nominated by the CEO and his direct reports and approved by the Company's Compensation Committee (the “Committee”). Only employees of the Company's subsidiaries are eligible to participate in the Plan.

II.	Individual Target Award

Each Plan participant will have a target award set at the beginning of his or her participation in the Plan based upon the participant's scope of responsibility and ability to contribute to building value within the Company. The target award for each participant will be calculated as a multiplier of the participant's annual base salary at the rate in effect at the time the participant commences participation in the Plan.

III.	Conditions to Payment of Awards

Once the participant's target award amount is determined, the participant's right to any payment of the award is subject to both service and performance requirements, as described below.

(a)	50% of the target award will be payable in April 2015, to participants who are actively employed by one of the Company's subsidiaries on the payment date.

(b)
25% of the target award will be payable in April of the year following the fiscal year in which the Company achieves annual EBITDA of $950 million, to participants who are actively employed by one of the Company's subsidiaries on the payment date, but in no event will a performance award be paid prior to first quarter 2016.

(c)
25% of the target award will be payable in April of the year following the fiscal year in which the Company achieves annual EBITDA of $1,050 million, to participants who are actively employed by one of the Company's subsidiaries on the payment date, but in no event will a performance award be paid prior to first quarter 2016.

(d)	In order to be eligible to receive any payment of an award, participants must be actively employed with one of the Company's subsidiaries on the date that payment occurs.

(e)	Annual EBITDA, which is the basis of any performance award, must be approved by the Company's Audit Committee.

(f)	All payments made under the Plan must be approved in advance by the Committee.

(g)	All payments made under the Plan will be subject to any and all applicable income, employment and other tax withholding requirements.

(h)
The measurement period for the achievement of the EBITDA targets begins January 1, 2013, and runs through fiscal year end 2020. The Plan will terminate if the EBITDA targets established for the performance-based portion of the awards have not been achieved by fiscal year-end 2020.

IV.    Change of Control Provision

Notwithstanding paragraph III (a) above, if a Complete Change in Control (as defined in the Company's 2011 Equity Incentive Plan) occurs prior to April 1, 2015, the service component of the award (but not the EBITDA performance requirement) will be deemed satisfied upon completion of the Complete Change in Control. For purposes of clarity, if the Complete Change in Control occurs before the EBITDA target is achieved, the performance condition of the award will not be accelerated.

V.	Other Information

EBITDA (sometimes also referred to as Segment EBITDA) stands for earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash, certain other income and expenses and discontinued operations for the relevant period as reported on the Company's financial statements.

The Company values its reputation for integrity and honesty. Achieving business results at the expense of violation of the law, regulations, or business ethics or allowing individuals under one's supervision to behave in this manner is never in the best interest of the Company. Accordingly, if ethical or honesty standards of behavior are violated or if any such behavior of personnel under a participant's supervision is knowingly condoned, any award to a participant under the Plan is subject to forfeiture.

The Plan is strictly a voluntary undertaking on the part of the Company and is subject to modification and termination by the Committee at any time, with or without notification to participants. All determinations made by the Company or the Committee in respect of the Plan will be conclusive and binding on all participants, and shall be given the maximum deference permitted by law.

All payments are subject to applicable restrictions contained in the Company's and its subsidiaries' debt and equity financing agreements. If any such restrictions prohibit or otherwise delay payments due to participants in the Plan, then the Company shall have the option to make such payments within thirty (30) days of the date that it is first permitted to make such payments, provided that in all events such payment shall be made within the time period prescribed under Section III above.

Nothing contained in the Plan or any other document related to the Plan constitutes an employment or service commitment by the Company or its subsidiaries; affects the employment status of the participant who is subject to termination without cause; confers upon the participant any right to remain employed by or in the service of the Company or its subsidiaries; interferes in any way with the right of the Company or its subsidiaries to terminate the participant's employment; or to change the participant's compensation or other terms of employment at any time.

Participants and their beneficiaries or heirs shall have no legal or equitable rights, claims or interest in any specific property or assets of the Company. The Company's payment obligations under the Plan shall constitute merely an unfunded and unsecured promise of the Company to pay compensation in the future to those participants to whom the Company has an obligation under the Plan in accordance with its terms. The rights of the participants and any beneficiaries or heirs shall be no greater than those of the Company's unsecured general creditors.

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